Exhibit 99.01

Press Release www.shire.com

Transaction in Own Shares

March 27, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), announces that in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 24, 2012 it purchased 58,700 of its ordinary shares of 5 pence each (“Ordinary Shares”) on March 26, 2013 through both direct purchases of Ordinary Shares and through the purchase of Ordinary Shares underlying ADRs. The highest and lowest price paid for the directly acquired Ordinary Shares was 2004.00 pence per share and 1973.00 pence per share respectively and for those Ordinary Shares acquired through the purchase of ADRs was 3002.67 cents per share and 2995.33 cents per share respectively.

The purchased shares will be held as treasury shares.  Following the above purchase, the Company holds 5,919,188 Ordinary Shares as treasury shares and has 556,885,853 Ordinary Shares in issue (excluding treasury shares).

The purchases were made by an independent third party which makes its trading decisions independently of, and uninfluenced by the Company.  The independence of the third party enables the Company to continue to purchase Ordinary Shares (including Ordinary Shares underlying ADRs) during close periods and other prohibited periods, should they arise. The third party has been appointed by the Company to make purchases to December 31, 2013.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX